ENEL RECEIVES GREENLIGHT FROM THE SPANISH GOVERNMENT OVER VOTING RIGHTS IN ENDESA

Rome, 27 July, 2007 - Enel S.p.A., parent company of the ENEL group, informs that the Spanish Cabinet of Ministers has resolved today to grant to ENEL ENERGY EUROPE S.r.l. (EEE)  the right to exercise the voting rights associated with the shares that EEE will acquire after the settlement of the takeover bid, launched jointly with ACCIONA, S.A. on the 100% of the share capital  of Endesa S.A.

The authorization is subject to the two following conditions:

“A)

On a yearly basis, and in any case upon request of the Spanish Administration, Enel shall file with the Spanish General Secretary of Energy, a detailed report, on its corporative strategy in matters that may affect the Spanish general interest or public safety. Additionally, after each Board of Directors Meeting and General Shareholders Meeting of Endesa, Enel shall inform the Spanish General Secretary of Energy on the resolutions passed and the sense and motivation of the votes casted by its representatives, regarding those issues of their agendas concerning matters that may affect the Spanish general interest or public safety.

B)

Enel, through its intervention in Endesa, shall secure the supply of natural gas to the Spanish market without deviation to other markets the yearly amounts scheduled by Endesa in its plans for the years 2007-2011, assuming that those are necessary to fulfill the demand of the Spanish markets covered by Endesa. This obligation could eventually be adapted to the possible variation, duly justified, of Endesa plans.”

This communication does not constitute an offer to sell or an offer to buy any securities or a solicitation of any vote or approval.  Endesa, S.A. investors and security holders are urged to read the prospectus and U.S. tender offer statement from Enel S.p.A., Enel Energy Europe S.r.L., Acciona, S.A. and/or Finanzas Dos, S.A. regarding the proposed tender offer for securities of Endesa, S.A. when they become available, because they will contain important information. If a tender offer is extended in the United States, a U.S. tender offer statement will be filed in the United States with the U.S. Securities and Exchange Commission.  Investors and security holders may obtain a free copy of the U.S. tender offer statement (when it is available) and other documents filed by Enel S.p.A., Enel Energy Europe S.r.L., and Acciona, S.A. with the U.S. Securities and Exchange Commission on its web site at www.sec.gov.

Enel SpA – Registered Office 00198 Roma, Viale Regina Margherita 137 – Companies Register of Roma and Tax I.D. 00811720580 – R.E.A. of Roma 756032 - VAT Code 00934061003

Stock Capital Euro 6,176,196,279 (at december 31, 2006) fully paid-in

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